UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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BEASLEY BROADCAST GROUP, INC.

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For more information, contact:

Heidi Raphael

239-659-7332

heidi.raphael@bbgi.com

Former NAB President and CEO Gordon H. Smith Joins

Beasley Media Group’s Board of Directors

Naples, Florida (4/12/22): Former National Association of Broadcasters (NAB) President and Chief Executive Officer Senator Gordon H. Smith has been nominated by the Beasley Media Group Board of Directors to be added to the slate of Directors to be presented at the annual shareholders meeting on May 25th. The official unanimous vote took place during the company’s Board of Director’s meeting on March 31, 2022.

Sen. Smith joined the National Association of Broadcasters as President and CEO in November 2009 and served for over a decade working on behalf of the radio and television industry until his transition to the role of special advisor at the NAB at the end of 2021.

“It is such an honor and a privilege to welcome Gordon to the Beasley Media Group Board of Directors,” said Company Board Chair and CEO Caroline Beasley. “His outstanding leadership, dedication and service to broadcasters and our nation is unparalleled. His understanding of Washington and how to navigate the halls of power will serve our Board well for years to come. I look forward to working closely with Gordon and our board as we continue to evolve our company forward.”

“During my years at NAB’s helm, I was privileged to get to know many of the outstanding firms in membership at the association,” said Sen. Smith. “Among these, Beasley Media Group was always in the upper echelons. It was my privilege to know George Beasley and it will be my pleasure to continue working with Caroline, Bruce and Brian on the Beasley board.”

During Sen. Gordon H. Smith’s tenure, NAB played a pivotal role on a number of significant issues affecting radio broadcasters, including the preservation and modernization of the music licensing and copyright system, and reviews of media ownership rules.

Prior to joining NAB, Sen. Smith served as a two-term U.S. senator from Oregon and later as senior advisor in the Washington offices of Covington & Burling, LLP. During his tenure in the U.S. Senate, Sen. Smith’s committee assignments included the Senate Commerce, Science and Transportation Committee, the panel that oversees all broadcast-related legislation and has Federal Communications Commission oversight responsibilities. Sen. Smith also served on the Senate Energy and Natural Resources Committee, the Senate Finance Committee and the Senate Foreign Relations Committee. Sen. Smith’s role on the Commerce Committee and as chairman of a Senate High Tech Task Force helped foster his interest in new media and new technology issues.

Born in Pendleton, Ore., Sen. Smith attended college at Brigham Young University, received his law degree from Southwestern University School of Law in Los Angeles, and practiced law in New Mexico and Arizona before returning to Oregon to direct the family-owned Smith Frozen Foods business in Weston, Ore. Before his election to the U.S. Senate in 1996, Sen. Smith was elected to the Oregon State Senate, rising to the position of president of that body after only three years.

Sen. Smith and his wife Sharon live in Pendleton, Ore., and are the parents of three children and five grandchildren.

Other BBGI Board members include Allen B. Shaw (Vice Chairman), Bruce G. Beasley, Brian E. Beasley, Peter A. Bordes, Jr., Michael J. Fiorile, Leslie V. Godridge, and Charles M. Warfield.

About Beasley Media Group:

Beasley Media Group LLC, a subsidiary of Beasley Broadcast Group, Inc. (BBGI), is a multiplatform media company providing advertising and digital marketing solutions across the United States. BMG owns 61 radio properties located in large and medium markets across the country, as well as offers capabilities in audio technology, esports, podcasting, ecommerce and events. Beasley Media Group reaches more than 20 million consumers on a weekly basis. For more information, please visit www.bbgi.com.

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